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                                                                  EXHIBIT 10(X)

                       FOURTH AMENDMENT TO LEASE AGREEMENT

            THIS FOURTH AMENDMENT TO LEASE AGREEMENT (this "Amendment"), dated as of November 27, 1998, between ALP (TX) QRS 11-28, INC., a Texas corporation ("Landlord"), and SUPERIOR TELECOMMUNICATIONS INC., a Georgia corporation f/k/a Superior Teletec, Inc. and Superior TeleTec Transmission Products, Inc. ("Tenant").

                               W I T N E S S E T H

            WHEREAS, Landlord and Tenant have entered into that certain Lease Agreement, dated as of December 16, 1993, as amended by a First Amendment to Lease Agreement, dated as of May 10, 1995, a Second Amendment (the "Second Amendment") to Lease Agreement, dated as of July 21, 1995 and a Third Amendment (the "Third Amendment") to Lease Agreement, dated as of October 3, 1996 (as amended, the "Lease");

            WHEREAS, the parties hereto are entering into this Amendment concurrently with the closing of the Amended and Restated Credit Agreement by and among Superior/Essex Corp., Essex Group, Inc., the Subsidiary Guarantors a party thereto (including Tenant), the lenders from time to time a party thereto, Merrill Lynch & Co., as Documentation Agent, Fleet National Bank, as Syndication Agent, and Bankers Trust Company, as Administrative Agent, dated as of November 27, 1998 (the "BT Loan Agreement"); and

            WHEREAS, the parties hereto have agreed to amend the Lease as hereinafter set forth.

            NOW, THEREFORE, intending to be legally bound and for good valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

            1. Definitions. Capitalized terms used herein and in Annex A hereto and not otherwise defined shall have the meanings assigned to them in the Lease.

            2. Waiver. Landlord hereby waives compliance by Tenant with Financial Covenants contained in the Third Amendment in connection with the occurrence of the transactions substantially as described on Annex A attached hereto, including such other transactions as may be incidental to, necessary, or desirable to give effect to such transactions.

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            3. Financial Covenants. The Lease is hereby amended by deleting the
Financial Covenants attached to the Third Amendment as Exhibit E and inserting the Financial Covenants attached hereto as Exhibit E in lieu thereof.

            4. Representation. Tenant represents to Landlord that its leasehold interest in the Premises is free and clear of any mortgage, lien, security interest or encumbrance of any kind.

            5. Successors and Assigns. Except as specifically amended by this Amendment, the terms and conditions of the Lease shall remain in full force and effect and shall be binding upon Landlord and Tenant and their respective successors and assigns.

            6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

            7. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.


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            [Signature Page to Fourth Amendment to Lease Agreement]

            IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

ATTEST                              ALP (TX) QRS 11-28, INC.

By:______________________           By:________________________
   Name:                              Name:
   Title:                             Title:


ATTEST                              SUPERIOR TELECOMMUNICATIONS INC.

By:______________________           By:_________________________
   Name:                               Name:
   Title:                              Title:


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                                     ANNEX A
                           DESCRIPTION OF TRANSACTIONS

            SUT Acquisition Corp. ("SUT"), a wholly owned subsidiary of Superior TeleCom Inc. ("Superior"), will purchase up to 22,562,135 shares of the common stock of Essex International, $.01 par value per share (the "Common Stock"), pursuant to a tender offer for such shares of Common Stock commenced on or about October 28, 1998 (the "Offer"), as such Offer is further described in the Offer to Purchase dated October 28, 1998 (the "Offer to Purchase"), a copy of which is annexed hereto. The Offer is being made pursuant to an Agreement and Plan of Merger dated as of October 21, 1998, by and among Superior, SUT and Essex International, whereby subsequent to the purchase of the Common Stock pursuant to the Offer, SUT will be merged with and into Essex International, and Essex International will continue as the surviving corporation and become a wholly owned subsidiary of Superior (the "Merger"), as such Merger is further described in the Offer to Purchase.

            The total amount of funds required by SUT to consummate the Offer and the Merger (including the refinancing of certain indebtedness of Superior and Essex International) and to pay related fees and expenses is estimated to be approximately $1.30 billion. SUT will obtain all of such funds from Superior. Superior currently intends to provide such funds from loans available pursuant to a (i) Senior Secured Credit Facility (the "Senior Credit Facility") to be entered into by Superior/Essex Corp., a newly formed Delaware corporation and wholly-owned subsidiary of Superior ("SEC"), Essex Group, Inc., a Michigan corporation and a subsidiary of Essex International ("Essex Group"), certain subsidiaries of Superior and Essex as guarantors, various lenders, Merrill Lynch & Co., as documentation agent ("Merrill"), Fleet National Bank, as syndication agent ("Fleet"), and Bankers Trust Company, as administrative agent ("Bankers Trust") and (ii) Senior Subordinated Credit Facility (the "Subordinated Credit Facility") to be entered into by SEC, certain subsidiaries of Superior (including Essex International and Essex Group) as guarantors, various lenders and Bankers Trust. Superior has received a commitment letter dated October 21, 1998 (the "Commitment Letter") in which Bankers Trust has agreed, subject to certain conditions, to provide the credit facilities in an aggregate amount of up to $1.45 billion in order to finance the acquisition of Essex International, to refinance certain existing indebtedness of Superior and Essex International, to pay related fees and expenses and to provide for the working capital requirements of Superior or its subsidiaries (including Essex International).

            The following is a summary of the anticipated material terms and conditions of the approximately $1.15 billion Senior Credit Facility and is subject to the detailed provisions of the loan agreement and various related documents to be negotiated and entered into in connection with the Senior Credit
Facility:

            o The Senior Credit Facility will be comprised of two tranches of term loans and a revolving credit facility. Interest on amounts outstanding under the Senior Credit Facility will be based upon either (i) the Federal Reserve reported certificate of deposit rate, Bankers Trust's prime lending rate or an adjusted certificate of deposit rate or (ii) the Euro rate

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      plus, in each case, an applicable margin, a variable component which, in certain circumstances, will be subject to adjustment based on the leverage ratio maintained by SEC. SEC and Essex Group will also pay Bankers Trust underwriting and administrative fees, reimburse certain expenses and provide certain indemnities. The two tranches of term loans will have five and one-half and seven year terms, and the revolving credit facility will have a five and one-half year term. Each of the term loans will require periodic mandatory amortization payments.

            o The obligations of each of SEC and Essex Group under the Senior Credit Facility will be unconditionally guaranteed by the other party and their respective obligations will be guaranteed by certain of their respective subsidiaries. The indebtedness incurred under the Senior Credit Facility will also be secured by a first priority lien on substantially all the assets of SEC, Essex Group and their subsidiaries.

            o SEC, Essex Group and certain of their respective subsidiaries will be subject to certain customary affirmative and negative covenants under the Senior Credit Facility, including, without limitation, covenants that restrict, subject to specified exceptions, (i) the incurrence of additional indebtedness and other obligations, (ii) mergers and acquisitions, (iii) asset sales, (iv) the granting of liens, (v) prepayment or repurchase of other indebtedness, (vi) engaging in transactions with affiliates, (vii) capital expenditures, (viii) the making of investments and (ix) dividends and other payments with respect to equity interests.

            Concurrently with the closing of the Senior Credit Facility, SEC will also enter into the $200,000,000 Subordinated Credit Facility. The following is a summary of the anticipated material terms and conditions of the Subordinated Credit Facility and is subject to the detailed provisions of the loan agreement and various related documents to be negotiated and entered into in connection with the Subordinated Credit Facility:

            o The Subordinated Credit Facility will be a general unsecured obligation of Superior which will rank pari passu in right of payment with all future senior subordinated indebtedness and senior to all other subordinated indebtedness. The Subordinated Credit Facility will be guaranteed by certain subsidiaries of Superior (including Essex), on a joint and several basis. The Subordinated Credit Facility will mature in 2006 and will be redeemable at the option of SEC at any time after closing. Upon a change of control (as defined in the Subordinated Credit Facility), SEC will be required to offer to repurchase the Subordinated Credit Facility indebtedness at a purchase price equal to 101% of the principal amount thereof, plus accrued interest thereon to the date of repurchase. Mandatory prepayments will required from: (i) the net proceeds from issuances of debt and (ii) the net proceeds from equity issuances with customary exceptions to be agreed upon, in each case to the extent not required to repay senior indebtedness (i.e., the Senior Credit Facility). Proceeds of the Subordinated Credit Facility will be used to finance the Offer, to refinance certain existing indebtedness of SEC and Essex International and to pay related fees and expenses.


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            o Interest on the Subordinated Credit Facility will be payable quarterly. For the first six months after the borrowing date, interest will be based upon LIBOR plus 4.25% and if LIBOR rate loans are not available, the alternate base rate (the higher of prime or 1/2 of 1% over the Federal Funds Rate) plus 3.25%. Upon the six month anniversary of the borrowing date, interest will be based upon LIBOR plus 4.50% and if LIBOR rate loans are not available, the alternate base rate plus 3.50%. Upon the 12 month anniversary of the borrowing date, interest will be based upon LIBOR plus 5.00% and if LIBOR rate loans are not available, the alternate base rate plus 4.00%. After the interest rate increase on the 12 month anniversary of the borrowing date, the interest rate will increase by 0.25% per quarter, but the maximum interest rate will be LIBOR plus 5.50% and if LIBOR rate loans are not available, the alternate base rate plus 4.50%.

            o The Subordinated Credit Facility will contain a cross-acceleration to the Senior Credit Facility and will also contain covenants limiting the ability of SEC and its subsidiaries (including Essex International) to, among other things, pay dividends or make other restricted payments, make investments, incur additional indebtedness, permit liens, enter into any consolidation, merger, conveyance or lease transactions, make asset sales, enter into transactions with affiliates and engage in unrelated lines of business.

            Subsequent to the transactions described above, Essex may be merged with or into either Superior or any subsidiary of Superior (the "Post-Closing Merger"). In connection with the Merger, The Alpine Group, Inc., a Delaware corporation that owns 50.1% of Superior, will receive a $10,000,000 fee in respect of financial advisory services rendered to Superior in connection with the acquisition of Essex International. The transactions described above (the "Transactions") are more particularly described in the Offer to Purchase, a copy of which is attached hereto.


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